EXHIBIT 10.7

Derek Bloom

Derek Bloom is employed by the Company as Senior Vice President, General Counsel and Corporate Secretary, however, his employment agreement is currently being negotiated. By offer letter (the “Bloom Offer Letter”), Mr. Bloom was offered an annual base salary of $300,000 and an annual target bonus of $105,000. Mr. Bloom is eligible to participate in the Company’s Long Term Incentive Bonus Plan (“LTIBP”), the details of which are currently being developed, however, under the Bloom Offer Letter, Mr. Bloom has been offered 5,500 restricted shares of the Company’s stock, with a three-year vesting period.

Under the terms of the Bloom Offer Letter, Mr. Bloom is entitled to life insurance with a value up to $1 million and disability insurance with a value up to 60% of his annual base salary. The Company will match up to 50% of Mr. Bloom’s maximum allowed contribution under the US Internal Revenue Code in a Company sponsored 401(k) plan. Upon termination of Mr. Bloom’s employment, he is entitled to reasonable relocation costs to his place of residence in the US.

The Bloom Offer Letter also states that Mr. Bloom’s employment agreement shall include a change of control clause such that in the event of a change of control in the Company, Mr. Bloom shall receive a payment equal to two times his annual salary.

During his employment with the Company, the Company will reimburse Mr. Bloom for all Russian tax obligations to which he may be subject. Further, Mr. Bloom will retain the actual and economic benefit of the Foreign Earned Income Exclusion (currently $80,000), and the Company will reimburse the difference representing the amount of Russian tax that he will not be able to credit or deduct for US tax purposes.

Brian Rich

Brian Rich is employed by the Company as Senior Vice President and Chief Financial Officer, however, his employment agreement is currently being negotiated. By offer letter (the “Rich Offer Letter”), Mr. Rich was offered an annual base salary of $300,000, which has been increased to $318,000, and an annual target bonus of $105,000. Mr. Rich is eligible to participate in the LTIBP, the details of which are currently being developed, however, under the Rich Offer Letter, Mr. Rich has been offered 5,500 restricted shares of the Company’s stock, with a three-year vesting period.

Under the terms of the Rich Offer Letter, Mr. Rich is entitled to life insurance with a value up to $1 million and disability insurance with a value up to 60% of his annual base salary. The Company will match up to 50% of Mr. Rich’s maximum allowed contribution under the US Internal Revenue Code in a Company sponsored 401(k) plan. Mr. Rich was also offered reimbursement of certain costs, including brokerage fees and closing documentation associated with the sale of his house in the US, up to a maximum value of $55,000. Upon termination of Mr. Rich’s employment, he is entitled to reasonable relocation costs to his place of residence in the US.

The Rich Offer Letter also states that Mr. Rich’s employment agreement shall include a change of control clause such that in the event of a change of control in the Company, Mr. Rich shall receive a payment equal to two times his annual salary.

During his employment with the Company, the Company will reimburse Mr. Rich for all Russian tax obligations to which he may be subject. Further, Mr. Rich will retain the actual and economic benefit of the Foreign Earned Income Exclusion (currently $80,000), and the Company will reimburse the difference representing the amount of Russian tax that he will not be able to credit or deduct for US tax purposes.

Oleg Malis

Mr. Malis is employed by the Company as Senior Vice President and Director of Mergers and Acquisitions. Mr. Malis is paid an annual salary of $230,000 and has an annual target bonus of $83,000.